Exhibit 10.37

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Fourth Amendment”) made and entered into as of the 24th day of September, 2021, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”), Seed Holding, LLC, a Nevada limited liability company (“Seed Holding”), and Stevia California, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are each individually a “Borrower” and collectively referred to as "Borrowers"), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC Bank USA (in its individual capacity, “CIBC”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of December 26, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 22, 2020, that certain Second Amendment to Loan and Security Agreement dated as of December 30, 2020, and that certain Third Amendment to Loan and Security Agreement dated as of May 13, 2021, each by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (collectively, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers desire Administrative Agent and Lenders to, among other things, (a) modify certain financial covenants, and (b) modify the Eligible Inventory Sublimit, and (c) waive the Existing Defaults, as hereinafter defined (collectively, the “Additional Financial Accommodations”); and

Whereas, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Fourth Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this Fourth Amendment.

I.Definitions.

A.Use of Defined Terms.  Except as expressly set forth in this Fourth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.Amended Definitions.  Effective as of the Fourth Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by substituting the definitions set forth below for the corresponding definitions set forth in the Loan Agreement:

Applicable Margin shall mean, for any day, the margin set forth below, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column "LIBO Rate Applicable Margin", (ii) Base Rate Loans shall be the percentage set forth under the column "Base Rate Applicable Margin", (iii) the Unused Line Fee shall be the percentage set forth under the column "Unused Line Fee Applicable Margin", and (iv) the Letter of Credit Fee shall be the percentage set forth under the column "Letter of Credit Fee Applicable Margin”:

LIBO Rate Applicable Margin	Base Rate Applicable Margin	Unused Line Fee Applicable Margin	Letter of Credit Fee Applicable Margin
3.00%	2.00%	0.375%	2.50%

Eligible Inventory Sublimit shall mean, as of the Fourth Amendment Effective Date, $12,500,000.00, or such number as may be determined by Administrative Agent in its sole and absolute discretion.

Revolving Loan Reserve shall mean an amount equal to Ten Million and No/100 Dollars ($10,000,000.00) or such other amount established by Lender in its sole and absolute discretion from time to time.

C.New Definitions.  Effective as of the Fourth Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by adding the following new definitions thereto in the appropriate alphabetical order, respectively:

Fourth Amendment Effective Date shall mean September 24, 2021.

II.Amendments to Loan Agreement.  Effective as of the Fourth Amendment Effective Date, the Loan Agreement is hereby amended as follows:

A.Loan Procedures. Section 2.2 of the Loan Agreement is hereby amended by deleting Section 2.2 in its entirety and substituting therefor the following:

“2.2 Loan Procedures.

2.2.1Various Types of Loans.  From and after the Fourth Amendment Effective Date, Borrowers shall no longer have the option to request that Loans be advanced as, continued as, or converted to, LIBOR Loans and accordingly all Loans under this Agreement shall be Base Rate Loans.  Effective as of the Fourth Amendment Effective Date, all LIBOR Loans shall be automatically converted to Base Rate loans.

2.2.2Borrowing Procedures.

(a)Borrowers shall give written notice (each such written notice, a "Notice of Borrowing") substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Administrative Agent of each proposed borrowing not later than 11:00 A.M., Chicago time, on the proposed date of such borrowing.  Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify the date and amount of borrowing.  Each borrowing shall be on a Business Day.

(b)Each Borrower hereby authorizes Administrative Agent in its sole discretion, to advance Revolving Loans to pay any Obligations (whether principal, interest, fees or other charges when due), and any such Obligations becoming due shall be deemed a request for a Base Rate borrowing of a Revolving Loan on the due date, in the amount of such Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative

Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

2.2.3[Reserved].”

B.Fixed Charge Coverage.  Section 14 of the Loan Agreement is hereby amended by deleting Section 14 in its entirety and substituting therefor the following:

“SECTION 14FINANCIAL COVENANTS.

Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

14.1Consolidated Fixed Charge Coverage.

Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio, tested as of the last day of each Fiscal Quarter, to be less than (i) 1.00 to 1.00 as of the Fiscal Quarter ending March 31, 2022, or (ii) 1.15 to 1.00 as of the Fiscal Quarter ending June 30, 2022, or as of the last day of any Fiscal Quarter thereafter.  For the avoidance of doubt, the Consolidated Fixed Charge Coverage Ratio shall not be tested for the Fiscal Quarters ended September 30, 2021 and December 31, 2021. Consolidated Fixed Charge Coverage Ratio shall be calculated on a trailing twelve (12) month basis.

14.2Minimum Liquidity.

Loan Parties shall not permit Liquidity at any time to be less than $3,000,000.00.

14.3Minimum EBITDA.

Loan Parties shall not permit EBITDA as of: (i) for the three (3) month period ending September 30, 2021, to be less than negative $4,945,000, or (ii) for the six (6) month period ending December 31, 2021, to be less than negative $9,885,000.

14.4Capital Expenditure Limitations.

Loan Parties and their Subsidiaries shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed $2,500,000.00 during any Fiscal Year.”

C.Exhibit B.  Exhibit B of the Loan Agreement is hereby amended by deleting Exhibit B in its entirety and substituting therefor Exhibit B attached hereto and incorporated herein by reference.

D.Exhibit C.  Exhibit C of the Loan Agreement is hereby amended by deleting Exhibit C in its entirety.

III.Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this Fourth Amendment:

A.Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, such agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B. No Default or Event of Default exists under the Loan Agreement, as amended by this Fourth Amendment, or any of the other Loan Documents other than the Existing Defaults;

C.No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date of hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders; and

D.There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent.

IV.Organizational Information.  Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the Fourth Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificates dated as of December 26, 2019, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificates”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in each such Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, (c) the resolutions attached to each of such Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Fourth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

V.Waiver of Existing Default.  The Loan Parties hereby acknowledge and agree that (a) the following Event of Default exists under the Loan Agreement (the “Existing Defaults”): Borrowers failed to satisfy (i) the Consolidated Fixed Charge Coverage Ratio covenant for the period ending June 30, 2021, in violation of Section 14.1 of the Loan Agreement and (ii) the Loan Party Fixed Charge Coverage Ratio covenant for the period ending June 30, 2021, in violation of Section 14.2 of the Loan Agreement; and (b) as a result of such Events of Default, Administrative Agent and the Lenders have the right to immediately exercise such of their rights and remedies pursuant to the Loan Agreement and the other Loan Documents as they deem appropriate.  Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that no Event of Default currently exists other than the Existing Defaults set forth above.  Subject to the Loan Parties’ full and timely satisfaction of the conditions precedent set forth in this Fourth Amendment, Administrative Agent and the Lenders hereby waive the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver of any other Event of Default, whether now existing or hereafter arising or occurring, including, without limitation, any future Event of Default arising under Section 14.1 or Section 14.2 of the Loan Agreement, other than the Existing Defaults for the time periods set forth above.

VI.Conflict.  If, and to the extent, the terms and provisions of this Fourth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Fourth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Fourth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Fourth Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VII.Severability. Wherever possible, each provision of this Fourth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Fourth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Fourth Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VIII.Reaffirmation.  Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

IX.Fees, Costs and Expenses.

A.Contemporaneously herewith, Borrowers shall pay Lender a fully earned, non-refundable amendment fee in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

B.Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Fourth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

X.Reservation of Rights.  Administrative Agent and Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise.  Nothing contained in this Fourth Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

XI.Choice of Law.  This Fourth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XII.Counterpart.   This Fourth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this Fourth Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Fourth Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XIII.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

In Witness Whereof, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this Fourth Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By Matthew K. Szot, Executive Vice President and Chief Financial Officer	SEED HOLDING, LLC, a Nevada limited liability company By Matthew K. Szot, Manager

STEVIA CALIFORNIA, LLC, a California limited liability company By Matthew K. Szot, Manager

CIBC BANK USA,

as Administrative Agent and as a Lender

By:
Name: Jennifer Kempton

Title:   Managing Director

10251879

[Signature page to Fourth Amendment to Loan and Security Agreement]

EXHIBIT B - NOTICE OF BORROWING

To:	CIBC Bank USA, as Administrative Agent
120 S. LaSalle Street
Chicago, Illinois 60603
Attention: Ms. Jennifer Kempton
Telecopier: (312) 564-3932

Please refer to the Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the "Agreement") dated as of December 26, 2019, by and among S&W SEED COMPANY, a Nevada corporation (“S&W Seed”), SEED HOLDING, LLC, a Nevada limited liability company (“Seed Holding”), and STEVIA CALIFORNIA, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are collectively referred to as “Borrowers”) and CIBC BANK USA, as administrative agent ("Administrative Agent") for all lenders ("Lenders") from time to time a party to the Agreement.  Terms used but not otherwise defined herein are used herein as defined in the Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Agreement, of a request hereby for a borrowing as follows:

(i)	The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.
(ii)	The aggregate amount of the proposed borrowing is $______________.
(iii)	The type of [Revolving][Swing Line] Loans comprising the proposed borrowing are Base Rate Loans.

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Agreement; and (ii) each of the representations and warranties contained in the Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Agreement.

[signature page follows]

[Signature page to Fourth Amendment to Loan and Security Agreement]

Each Borrower has caused this Notice of Borrowing to be executed and delivered by its officer or manager thereunto duly authorized on ___________, ______.

S&W Seed Company, a Nevada corporation By Matthew K. Szot, Executive Vice President and Chief Financial Officer	Seed Holdings, LLC, a Nevada limited liability company By Matthew K. Szot, Manager
Stevia California, LLC, a California limited liability company By Matthew K. Szot, Manager

[Signature page to Fourth Amendment to Loan and Security Agreement]